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                                EXHIBIT 99-B.4.2
                          VARIABLE ANNUITY CERTIFICATE

          ING LIFE INSURANCE AND ANNUITY COMPANY
          HOME OFFICE:  151 Farmington Avenue
          Hartford, Connecticut  06156
          (800) 232-5422

          ING Life Insurance and Annuity Company, herein called the Company, agrees to pay the benefits stated in the Contract.

CERTIFICATE OF GROUP ANNUITY COVERAGE

          To the Certificate Holder:

          The Company certifies that coverage is in force for you under the stated Group Annuity Contract and Certificate numbers. All data shown here is taken from the Company records and is based upon information furnished by the Contract Holder.

          This Certificate describes the Group Annuity Contract issued to the Contract Holder. It replaces any and all prior certificates, riders or amendments issued to you under the stated Contract and Certificate numbers. This Certificate is not a part of the Contract.

          See the inside page of this Certificate for a summary of other Contract provisions.

          THE VARIABLE FEATURES OF THE GROUP ANNUITY CONTRACT ARE DESCRIBED IN PARTS III, IV and V.

RIGHT TO CANCEL

          You may cancel this Certificate within 10 days of receiving it, by returning it along with a written notice to the Company at the above address or to the agent from whom it was purchased. Within 7 days after receiving the notice of cancellation and this Certificate at its Home Office, the Company will return the entire consideration paid.

President                                  Secretary

Plan                                            Contract No.
{CSE_EXTND_CASE_NM}                             {CSE_DIRECTORY_ID}

Your Name                                       Certificate No.
{PART_FULL_NAME_LINE}                           {CLIENT_NUMBER}

ALL PAYMENTS AND VALUES PROVIDED BY THE GROUP ANNUITY CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

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GIRAC-02

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                          SUMMARY OF CERTAIN PROVISIONS
                  OF THE INDIVIDUAL RETIREMENT ANNUITY CONTRACT

1. GENERAL: Subject to the specific terms of the Individual Retirement Annuity Trust (the Plan) identified on the cover page of this certificate, the Company will pay to you (the Participant) an Annuity commencing on the retirement date. An Annuity is payment of an income for the life of one or two persons or for a stated period of time. The Participant (Annuitant) determines the retirement date and the amount and terms of payment of the Annuity.

2. MISSTATEMENTS AND ADJUSTMENTS: If the Company finds the age of any payee to be misstated, the correct facts will be used to adjust payments.

3. CONTROL OF CONTRACT: The Contract Holder (the successor to the Delaware Charter Guarantee & Trust Company) has no right, title or interest in the amounts held under the Contract either by reason of remitting Purchase Payment(s) or applying for the Contract.

     Each Participant shall own all amounts held in his or her Individual Account. Each Participant may make any choices allowed by the Contract for his or her Individual Account. Choices made under the Contract must be in writing. Until receipt of such choices in its Home Office, the Company may rely on any previous choices made.

     The Contract and any Individual Accounts shall not be used as collateral for a loan. The Contract and any Individual Accounts shall not be subject to the claims of any creditors. The Contract and any Individual Accounts are nonassignable and nontransferable. Only an authorized officer of the Company may change the terms of the Group Annuity Contract. We will notify the Contract Holder in writing at least 30 days before the effective date of any change. Any change will not affect the terms of any Annuity which begins before the change.

4. FIXED ACCOUNT: An accumulation phase option with a guaranteed minimum interest rate. Notwithstanding the Change of Contract provision of the Contract, the Company will at all times add interest daily at an effective annual rate of no less than 3% to all amounts held in the Fixed Account. We may add interest daily at any higher rate. This does not in any way reduce any other minimum interest guarantee set forth in the Contract. The Company will make available the rate currently being credited to amounts held in the Fixed Account. During the accumulation phase (prior to election of an Annuity), 10% of the Current Value held in the Fixed Account may be transferred to other Fund(s) once per calendar year. The Company may allow any larger percent to be transferred up to 100%. The Current Value of the Fixed Account, as used above, is the value when the request is received in good order at the Home Office of the Company.

5. INDIVIDUAL ACCOUNTS: The Company will maintain an Individual Account for each Participant. The Company must be told the percentage of Purchase Payment(s) to be applied to the Fixed Account and the Fund(s) in which the Separate Account invests. During any calendar year, the Company may be told to change the investment mix twelve times. Should we allow additional changes, each may be subject to a fee of up to $10. Twelve transfers of Current Value can be made during a calendar year period. Should we allow additional transfers, each may be subject to a fee of up to $10.

6. BENEFICIARY: The beneficiary is the individual(s) or entity entitled to receive any death benefit due under the Contract. Each Participant shall name a beneficiary.

7. PURCHASE PAYMENT(S): Purchase Payment(s) are subject to the following conditions:

     (a) Contributions to the Contract, other than rollover contributions or employer contributions to a Simplified Employee Pension Plan, may not exceed such dollar amount as permitted under Code Section 219(b)(5)(A) or any higher limit allowed by law for any taxable year. Notwithstanding the previous sentence, a Participant aged 50 or older may make catch-up contributions to the Contract over and above the maximum contribution amount otherwise permitted each year to the extent permitted under Code Section 219(b)(5)(B).


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     (b)  The Contract shall accept rollover contributions of amounts that are considered rollover eligible amounts in accordance with Code Section 402(c)(4) from an eligible retirement plan described in Code Section 402(c)(8)(B). Such rollover contributions may include amounts that would be otherwise includible in income (pre-tax contributions) or amounts that are not includible in income (post-tax contributions), or both. The Contract shall not account for pre-tax and post-tax contributions separately.

     The Guaranteed Accumulation Account (GA Account) is not available as an investment option under the terms and conditions of the Contract.

8. VARIABLE BENEFITS - SEPARATE ACCOUNT: The Separate Account is an account set up by the Company under the Connecticut Insurance Laws which purchases shares of the Fund(s). The Fund(s) are the open-end registered investment companies (mutual funds) made available by the Company under the Contract. The dollar amount of variable payments or values shall be computed by multiplying the number of Fund(s) Record Units by the Fund(s) Record Unit Value. The Fund(s) Record Unit Value is computed by multiplying the Net Return Factor for the current Valuation Period by the Fund(s) Record Unit Value for the previous Period.

     Calculations to determine the accumulation phase Net Return Factor(s) include deductions from investment results totaling 1.25% on an annual basis for Annuity mortality and expense risks and profit and a daily administrative charge which will not exceed 0.25% on an annual basis.

     The annual Maintenance Fee will be zero (0).

9. REQUIRED DISTRIBUTION TO PARTICIPANT: Each Participant must start to receive required distributions no later than the April 1 of the calendar year following the calendar year in which the Participant attains age
     70 1/2 or such later date as may be allowed under federal law or regulation. You, as the Participant, must inform the Company to start payments. You may elect a periodic payment based on your life expectancy during the accumulation phase, or an Annuity Option during the income phase, or elect a lump-sum payment.

10. ANNUITY PAYMENTS TO ANNUITANT: The Company will make Annuity payments as and when due. We must be told if payments are to be made other than monthly. We will pay either a Fixed Annuity (an Annuity with payments which do not vary in amount) or a Variable Annuity (an Annuity with payments which vary with the net investment results of a Separate Account) or a combination of both. If a Fixed Annuity is chosen, we will add interest daily at an annual rate no less than 3.5%. We may add interest at any higher rate. If a Variable Annuity is chosen, an Assumed Net Return Rate of 5% may be chosen. If not chosen, we will use an Assumed Annual Net Return Rate of 3.5%. The Annuity Options in the Contract are Payments for a Stated Period of Time (Option 2), Life Income (Option 3) and Life Income for Two Payees (Option 4). In no event may any payments to the Annuitant under an Annuity Option extend beyond:

     (a)  The life of the Annuitant;

     (b)  The lives of the Annuitant and beneficiary;

     (c) A period certain greater than the Annuitant's life expectancy according to regulations under Internal Revenue Code Section 401(a)(9), determined as of the date payments are to commence; or

     (d) A period certain greater than the life expectancies of the Annuitant and beneficiary according to regulations under Internal Revenue Code
          Section 401(a)(9), determined as of the date payments are to begin.

11. SUM PAYABLE AT DEATH (BEFORE ANNUITY PAYMENTS START): The Company will pay the Current Value to the beneficiary if:

     (a)  The Participant dies before Annuity payments start; and

     (b) The notice of death is received in good order by the Company at its Home Office.


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     The sum paid will be the Current Value on the date the notice is received at our Home Office. The amount from the Fixed Account will not be less than the Net Purchase Payment(s) allocated to the Fixed Account plus interest less any prior transfers, surrenders or amounts applied to any Annuity Option. The beneficiary, if a spouse, may choose to apply all or part of the payment to any Annuity Option or may elect to defer payments to a date not later than when the Participant would have attained age 70 1/2. Alternatively, the spouse may choose to treat the Individual Account as his or her own. If the beneficiary is not the spouse, all of the payment must either be applied only to Annuity Option 2, 3 or 4 within one year of the Participant's death, or be paid to the beneficiary within 5 years of the death of the Participant. If no beneficiary exists, the payment will be made to the estate of the Participant.

12. ANNUITY PAYMENTS TO THE BENEFICIARY: In no event may any payments to the beneficiary under an Annuity Option extend beyond:

     (a)  The life of the beneficiary; or

     (b) Any certain period greater than the beneficiary's life expectancy as determined by regulations under Internal Revenue Code Section 401(a)(9).

13. SURRENDER VALUE: During the accumulation phase, no Surrender Fee shall reduce the amount paid by the Company upon the surrender of any portion of the Individual Account. The sum paid will be the Current Value on the date the notice is received in good order at our Home Office.

14. APPLICATION OF REFUND OF PREMIUM: Any refund of premiums (other than those from excess contributions) will be applied before the close of the calendar year following the year of the refund toward future payment(s) or the purchase of additional benefits.

15. REPORTS: The Company, as issuer of the Contract, will make any reports required of it by federal law. You will be notified each year of the value of any amounts held in the Fixed Account and the Fund(s) for the Separate Account. This will include the number of any Fund(s) Record Units and the Fund(s) Record Unit Value(s).

16. EXAMINATION OF THE GROUP ANNUITY CONTRACT: The Contract Holder will inform the Participant, as to when and where the Group Annuity Contract may be examined.

17. FEDERAL TAX LAWS AND REGULATIONS: The amount of Annuity or other benefit may be subject to adjustment because of the application of the Internal Revenue Code of 1986, as may be amended from time to time, or other applicable law.


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                     ING LIFE INSURANCE AND ANNUITY COMPANY

                       HOME OFFICE: 151 Farmington Avenue
                           Hartford, Connecticut 06156
                                 (800) 232-5422

                            GROUP ANNUITY CERTIFICATE

ALL PAYMENTS AND VALUES PROVIDED BY THE GROUP ANNUITY CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.